[LOGO] AMPLIDYNE

                                  PRESS RELEASE

AMPLIDYNE, INC.
59, La Grange Street
Raritan, NJ 08869
WWW.AMPLIDYNEINC.COM


               Amplidyne, Inc. Enters Into Agreement to Repay Debt
                   And Appoints a New Chief Executive Officer

      RARITAN, N.J., July 21, 2005. Amplidyne, Inc. (OTCBB: AMPD.OB - News) announced that it has entered into an agreement with John Chase Lee, one of the Company's directors, whereby the Company issued 130,000 shares of Series C preferred stock, $.0001 par value to Mr. Lee in satisfaction of loans made by Mr. Lee to the Company totaling $650,000. Under the terms of the Agreement, the Registrant will (a) amend the Certificate of Designations for the Series C preferred stock to provide for a conversion rate of 100 shares of the Registrant's common stock for every one Series C share, among other changes; and
(b) amend the Certificate of Incorporation, subject to shareholder approval, to increase the authorized shares of common and preferred stock in order to provide a sufficient amount of authorized stock to effect the conversion of the Series C shares held by Mr. Lee. Subsequent to these corporate actions, Mr. Lee's Series C shares will be convertible into 13,000,000 shares of common stock.

      As of the date of this Report, the Registrant has 17,376,500 shares of common stock outstanding. Subsequent to the above corporate actions, Mr. Lee will hold approximately 42% of the outstanding voting stock of the Registrant.

      On June 27, 2005, the Company accepted the resignation of Tarlochan Bains as Chairman, Chief Executive Officer and President, and appointed John Chase Lee to replace him. Mr. Bains will remain as a Vice President for the Company. Mr. Lee is the president of Tek Ltd, a distributor of electronic parts for the Korean auto industry.

      Tarlochan Bains,  former Chairman and CEO of Amplidyne,  said, "We believe
this  agreement  and  relationship   with  John  Chase  Lee  will  increase  our
shareholder value and provide us entry into new markets for our products."
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About Amplidyne

Amplidyne's single and multicarrier linear power amplifiers are key components in base stations, to increase the power of radio frequency and microwave signals with low distortion. Amplidyne's products are marketed to the telecommunications industry.

Certain information contained in the press release is forward-looking. Actual results might differ materially from the forward-looking statements contained in the press release. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms "could" or "plans" to be uncertain and forward-looking.